EXHIBIT 11

                          NANOPIERCE TECHNOLOGIES, INC.
                        COMPUTATION OF NET LOSS PER SHARE

                                     Three Months Ended           Six Months Ended
                                         December 31                 December 31
                                     ------------------          ------------------
                                     1999          1998          1999          1998
                                     ----          ----          ----          ----

Net loss                       $(  851,198)   (  299,622)   (1,102,559)   (  851,095)

Dividends on Series A and B
  preferred stock                      -      (   45,313)          -      (   90,626)
                                 ---------     ---------     ---------     ---------

Net loss applicable to common
  shareholders                 $(   84,198)   (  344,935)   (1,102,559)   (  941,721)
                                 =========     =========     =========     =========

Weighted average number of
  common shares outstanding     31,518,037    12,901,297    30,949,261    12,776,637

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options and warrants                 -             -             -             -
                                ----------    ----------    ----------    ----------

                                31,518,037    12,901,297    30,949,261    12,776,637
                                ==========    ==========    ==========    ==========

Basic and diluted loss per
  share applicable to common
  shareholders                 $(      .03)   (      .03)   (      .04)   (      .07)
                                 =========     =========     =========     =========

Stock options and warrants are not considered in the calculations as the impact of the potential common shares (16,737,500 shares at December 31, 1999 and 15,924,687 shares at December 31, 1998) would be to decrease net loss per share.













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